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                                                                     EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          THREE MONTHS                                            PRO FORMA
                              ENDED      YEAR ENDED    TEN-MONTH    YEAR ENDED   THREE MONTHS  PRO FORMA
                            MARCH 31,   DECEMBER 31,  PERIOD ENDED FEBRUARY 28,     ENDED      YEAR ENDED
                          ------------- ------------- DECEMBER 31, -------------  MARCH 31,   DECEMBER 31,
                           1994   1993   1993   1992      1991      1991   1990      1994         1993
                          ------ ------ ------ ------ ------------ ------  ----- ------------ ------------
Income (loss) from
operations(A)...........   2,925  3,224 12,974 14,913    11,095    (7,312) 5,402    2,925        12,974
Fixed Charges:
 Interest Expense.......   1,819  1,737  7,198  7,064     5,925     6,428  4,585    2,381         9,553
 Add:
 Capitalized Interest...     --     --     --     301       408       360  1,949      --            --
 Amortization of
  deferred financing
  fees*.................     --     --     --     161       489       281    200      --            --
 Interest component of
  operating leases......     136     86    435    355       188       174    --       136           435
Total fixed charges(B)..   1,955  1,823  7,633  7,881     7,010     7,243  6,734    2,517         9,988
Ratio of earnings to
 fixed charges(A/B).....    1.50   1.77   1.70   1.89      1.58     (1.01)  0.80     1.16          1.30
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*  Prior to the fourth quarter of 1992, amortization of deferred financing fees was charged to Selling, general and administrative expense. No interest was capitalized after the year ended December 31, 1992.